Exhibit 99.1
META FINANCIAL GROUP, INC.® ANNOUNCES RESULTS FOR FISCAL YEAR 2020
- 2020 Fiscal Fourth Quarter Net Income of $13.2 Million, or $0.38 Per Diluted Share -
- Fiscal 2020 Net Income of $104.7 Million, or $2.94 Per Diluted Share -
- Fiscal 2020 Earnings Per Share up 18% Versus Fiscal 2019 -
Sioux Falls, S.D., October 28, 2020 (GLOBE NEWSWIRE) -- Meta Financial Group, Inc.® (Nasdaq: CASH) (“Meta” or the “Company”) reported net income of $13.2 million, or $0.38 per diluted share, for the three months ended September 30, 2020, compared to net income of $20.2 million, or $0.53 per diluted share, for the three months ended September 30, 2019. The Company reported record net income of $104.7 million, or $2.94 per diluted share, for the fiscal year ended September 30, 2020, compared to net income of $97.0 million, or $2.49 per diluted share, for the fiscal year ended September 30, 2019.
“I am extremely proud of our team for executing on our plan and our ability to deliver strong financial results and value to shareholders despite numerous challenges we faced during fiscal 2020,” said President and CEO Brad Hanson. “We will continue to be diligent in monitoring credit, managing excess capital, and focusing on our long-term strategic plan in order to better serve our customers and shareholders."
Business Developments
•The Company resumed its share repurchase program ("Program"), which it had suspended during March 2020 as a result of the uncertainty related to the COVID-19 pandemic. During the quarter ended September 30, 2020, the Company repurchased 260,816 shares, at an average price of $19.13, under its Program, which is authorized through December 31, 2022. Through October 23, 2020, the Company has repurchased a total of 898,416 of its shares, at a weighted average price of $21.80, since the Company resumed repurchasing shares under the Program in September 2020.
•On August 5, 2020, MetaBank, N.A., a wholly-owned subsidiary of the Company ("MetaBank" or the "Bank"), entered into a three-year program management agreement with Emerald Financial Services, LLC, a wholly owned indirect subsidiary of H&R Block, Inc., pursuant to which MetaBank will serve as a facilitator for H&R Block’s suite of financial services products, which include: Emerald Prepaid MasterCard®, Refund Transfers, Refund Advances, Emerald Advance® lines of credit, and other products through H&R Block’s distribution channels.
•The Company continued its support of various COVID-19 relief efforts including the Economic Impact Payment ("EIP") program and the Paycheck Protection Program ("PPP"), which are further described below.
Financial Highlights for the 2020 Fiscal Fourth Quarter and Year Ended September 30, 2020
•Total gross loans and leases at September 30, 2020 decreased $337.3 million, or 9%, to $3.31 billion, compared to September 30, 2019 and decreased $182.6 million, or 5% when compared to June 30, 2020.
•Average deposits from the payments divisions for the fiscal 2020 fourth quarter increased nearly 121% to $5.82 billion when compared to the same quarter in fiscal 2019. A significant portion of the year-over-year increase reflected the Company's participation in the EIP program, as described further below. Excluding the balances on the EIP cards, average payments deposits for the fiscal 2020 fourth quarter were approximately $4.20 billion, representing an increase of 60% compared to the same quarter in fiscal 2019.
•Total revenue for the fiscal 2020 fourth quarter was $105.3 million, compared to $101.6 million for the same quarter in fiscal 2019. Total revenue for the fiscal year ended September 30, 2020 was $498.8 million, an increase of 2% from the fiscal year ended September 30, 2019.

•Net interest income for the fiscal 2020 fourth quarter was $64.5 million, compared to $65.6 million in the comparable quarter in fiscal 2019. Total fiscal year 2020 net interest income was $259.0 million versus $264.2 million in the prior fiscal year.
•Net interest margin ("NIM") decreased to 3.77% for the fiscal 2020 fourth quarter from 4.95% over the same period of the prior fiscal year, while the tax-equivalent net interest margin ("NIM, TE") decreased to 3.79% from 5.00% for that same period in fiscal 2019. NIM for the 2020 fiscal year was 4.09% compared to 4.91% during fiscal year 2019 while NIM, TE, decreased to 4.12% for fiscal year 2020 from 5.02% for fiscal year 2019. The decrease in NIM during the fiscal 2020 fourth quarter and 2020 fiscal year was primarily driven by excess cash associated with the Company's participation in the EIP program, as described further below.
COVID-19 Business Update
The Company is participating in the PPP which is being administered by the Small Business Administration ("SBA"). As of September 30, 2020, the Company had 689 loans outstanding with a total of $219.0 million in loan balances that were originated as part of the program.
From a credit perspective, the Company continues to closely monitor each of its lending portfolios. The Company has placed significant focus on its hospitality and movie theater loans and its small ticket equipment finance relationships. The credit management team has remained in regular contact with these borrowers.
The Company's community bank hospitality loan balances increased to $179.3 million as of September 30, 2020 from $169.0 million as of June 30, 2020 and the average loan-to-value ratio on those loans was 60% at both September 30, 2020 and June 30, 2020. 67% of these hospitality relationships received PPP loans and, as of September 30, 2020, 44% of the hospitality loan balances received some form of payment deferral modification and were still in their active deferment period. Community Bank loans to borrowers operating in the movie theater industry totaled $17.9 million as of both September 30, 2020 and June 30, 2020. As of September 30, 2020, all movie theater loan balances were still in their active deferment period.
As of September 30, 2020, the Company had $287.2 million in small ticket equipment finance balances, of which $255.1 million were categorized within term lending and $32.1 million were categorized within lease financing. Borrowers with respect to 8% of the balances on these small ticket equipment finance relationships that received some form of payment deferral modification were still in their active deferment period.
As of September 30, 2020, $170.0 million of the loans and leases that were granted deferral payments by the Company were still in their deferment period. As of June 30, 2020, loans and leases totaling $292.2 million were within their deferment period. In addition, the Company has made other COVID-19 related modifications, of which $23.3 million were still active as of September 30, 2020 compared to $34.6 million at June 30, 2020. The majority of the other modifications were related to adjusting the type or amount of the customer's payments.
When excluding its seasonal tax services lending portfolio, the Company increased its allowance for loan and lease losses by $1.9 million at September 30, 2020, as compared to June 30, 2020. This was primarily due to the effects of the on-going COVID-19 pandemic and the continued economic uncertainty that it has caused. The Company will continue to diligently monitor the allowance for loan and lease losses and adjust as necessary in future periods to maintain an appropriate and supportable level.
The Company's capital position remained strong as of September 30, 2020, even while absorbing the temporary impact from the EIP program, as described further below. As of September 30, 2020, the Bank's capital leverage ratio based on average assets was 7.56%. The Bank's capital leverage ratio based on September 30, 2020 period-end assets was 9.66%, which better reflects the Company's anticipated balance sheet going forward. See non-GAAP reconciliation table below. In addition, the Company has options available that can be used to effectively manage capital levels through these turbulent times, including a strong and flexible balance sheet.

EIP Program Update
On April 29, 2020, the Bank entered into an amendment of its existing agreement with the U.S. Department of the Treasury’s Bureau of the Fiscal Service (“Fiscal Service”) to provide debit card services to support the distribution of a segment of the Economic Impact Payments payable by the Internal Revenue Service under the Coronavirus Aid, Relief, and Economic Security Act ("CARES Act").
Under the EIP program, 3.6 million cards were delivered with a total load balance of $6.42 billion. As a result of the program, the Company saw a quick influx of deposits to its balance sheet in mid-May 2020 with limited visibility into the duration of those deposits. While the EIP Program's impact to earnings was negligible, it did have a significant impact on cash and deposit balances, leading to a net drag on the NIM along with a corresponding impact on the Company's leverage capital ratios.
The total balances remaining on the EIP cards were $942.2 million as of September 30, 2020 and $828.5 million as of October 23, 2020. The funds on these cards increased the Company's quarterly average noninterest deposit balances by $1.62 billion, leading to an overall improvement in cost of deposits. This short term influx of deposits also led to excess cash balances held at the Federal Reserve during the current period, which yielded approximately 10 basis points in interest income, and increased the quarterly average of interest-earning assets compared to previous periods. This increase of lower-yielding cash balances resulted in a drag to the overall yield on total interest-earning assets during the current period. The net impact to NIM during the current quarter was approximately 110 basis points.
Net Interest Income
Net interest income for the fiscal 2020 fourth quarter was $64.5 million, a decrease of 2%, from the same quarter in fiscal 2019. The decrease was primarily driven by lower overall balances and yields realized on the loan and lease portfolios along with a decrease in investment securities balances, partially offset by a reduction in total interest expense.
During the fourth quarter of fiscal year 2020, loan and lease interest income decreased $8.6 million and investment securities interest income decreased $3.8 million, when compared to the same quarter in fiscal 2019, while interest expense decreased $11.3 million over that same period. The quarterly average outstanding balance of loans and leases as a percentage of interest-earning assets for the quarter ended September 30, 2020 decreased to 52%, from 71% for the quarter ended September 30, 2019, while the quarterly average balance of total investments as a percentage of interest-earning assets decreased to 19% from 28% over that same period. These decreases were primarily due to the increase in interest-earning cash balances related to the EIP program. The Company’s average interest-earning assets for the fiscal 2020 fourth quarter increased by $1.55 billion, to $6.81 billion from the comparable quarter in fiscal 2019, primarily due to the effects of the EIP program.
NIM decreased to 3.77% for the fiscal 2020 fourth quarter from 4.95% for the comparable quarter in fiscal 2019, primarily due to the effects of the EIP program.
The overall reported tax-equivalent yield (“TEY”) on average earning asset yields decreased by 213 basis points to 4.02% for the fiscal 2020 fourth quarter compared to the fiscal 2019 fourth quarter, driven primarily by excess low-yielding cash held at the Federal Reserve, along with a lower interest rate environment. The fiscal 2020 fourth quarter TEY on the securities portfolio was 1.78% compared to 2.83% for the same period of the prior fiscal year.
The Company's cost of funds for all deposits and borrowings averaged 0.23% during the fiscal 2020 fourth quarter, compared to 1.17% for the fiscal 2019 fourth quarter. This decrease was primarily due to a decrease in overnight borrowings rates as well as an increase in the average balance of the Company's noninterest-bearing deposits, mainly due to the EIP program noted above. The Company's overall cost of deposits was 0.12% in the fiscal fourth quarter of 2020, compared to 0.95% in the same quarter of fiscal 2019.
Noninterest Income
Fiscal 2020 fourth quarter noninterest income was $40.8 million, compared to $36.0 million for the same period of the prior year. This year-over-year increase was primarily due to higher total tax product fee income, an increase in gains on loan sales, an increase in other income, and an increase in payments cards and deposit fees, partially offset by a decrease in rental income and other bank and deposit fees.

Noninterest Expense
Noninterest expense increased 5% to $80.3 million for the fiscal 2020 fourth quarter, from $76.1 million for the same quarter of fiscal 2019, primarily driven by an increase in other expense, card processing expense, and impairment expense, partially offset by a reduction in compensation and benefits expense and amortization expense. The increase in other expense included a pre-tax charge of $1.7 million, or $0.05 per diluted share, for the early extinguishment of outstanding FHLB debt, which had a balance of $110.0 million at a weighted average cost of 2.41%. While compensation and benefits expense was reduced compared to the same quarter of fiscal 2019, it includes pre-tax employee separation-related expenses of $1.5 million, or $0.04 per diluted share, for the fiscal 2020 fourth quarter.
Income Tax Expense
The Company recorded income tax expense of $1.8 million, representing an effective tax rate of 11.2%, for the fiscal 2020 fourth quarter, compared to an income tax benefit of $0.1 million, representing an effective tax rate of (0.6)%, for the fiscal 2019 fourth quarter. The recorded income tax expense during the current quarter was primarily due to a reduction in investment tax credits from originated solar leases in fiscal year 2020 as compared to the fiscal year 2019. For the 2020 fiscal year, the Company's effective tax rate was 4.9%, compared to (3.4)% for the 2019 fiscal year.
The Company originated $41.1 million in solar leases during the fiscal 2020 fourth quarter, compared to $19.7 million during the fiscal 2019 fourth quarter. The Company originated $77.8 million in solar leases for the 2020 fiscal year, compared to $104.4 million during the 2019 fiscal year. Investment tax credits related to solar leases are recognized ratably based on income throughout each fiscal year. The timing and impact of future solar tax credits are expected to vary from period to period, and Meta intends to undertake only those tax credit opportunities that meet the Company's underwriting and return criteria.

Investments, Loans and Leases

	September 30, 2020	June 30, 2020	March 31, 2020	December 31, 2019	September 30, 2019
Total investments	$1,360,712	$1,268,416	$1,310,476	$1,337,840	$1,407,257

Loans held for sale
Consumer credit products	962	391	—	—	122,299
SBA/USDA	52,542	31,438	13,610	13,883	26,478
Community Bank(1)	130,073	48,076	—	250,383	—
Total loans held for sale	183,577	79,905	13,610	264,266	148,777

National Lending
Term lending(2)	805,323	738,454	725,581	695,347	641,742
Asset based lending(2)	182,419	181,130	250,211	250,633	250,465
Factoring	281,173	206,361	285,495	285,776	296,507
Lease financing(2)	281,084	264,988	238,788	223,715	177,915
Insurance premium finance	337,940	359,147	332,800	349,299	361,105
SBA/USDA	318,387	308,611	92,000	90,269	88,831
Other commercial finance	101,658	100,214	101,472	99,617	99,665
Commercial Finance	2,307,984	2,158,905	2,026,347	1,994,656	1,916,230
Consumer credit products	89,809	102,808	113,544	115,843	106,794
Other consumer finance	134,342	138,777	144,895	154,772	161,404
Consumer Finance	224,151	241,585	258,439	270,615	268,198
Tax Services	3,066	19,168	95,936	101,739	2,240
Warehouse Finance	293,375	277,614	333,829	272,522	262,924
Total National Lending loans and leases	2,828,576	2,697,272	2,714,551	2,639,532	2,449,592
Community Banking
Commercial real estate and operating	457,371	608,303	654,429	682,399	883,932
Consumer one-to-four family real estate and other	16,486	166,479	205,046	220,588	259,425
Agricultural real estate and operating	11,707	24,655	36,759	40,778	58,464
Total Community Banking loans	485,564	799,437	896,234	943,765	1,201,821
Total gross loans and leases	3,314,140	3,496,709	3,610,785	3,583,297	3,651,413
Allowance for loan and lease losses	(56,188)	(65,747)	(65,355)	(30,176)	(29,149)
Net deferred loan and lease origination fees	8,625	5,937	8,139	7,177	7,434
Total loans and leases, net of allowance(3)	$3,266,577	$3,436,899	$3,553,569	$3,560,298	$3,629,698
(1) The September 30, 2020 balance included approximately $77.5 million of commercial real estate and operating loans, $50.1 million of consumer one-to-four family real estate and other loans, and $2.5 million of agricultural real estate and operating loans. The June 30, 2020 balance included approximately $28.7 million of commercial real estate and operating loans, $11.3 million of consumer one-to-four family real estate and other loans, and $8.1 million of agricultural real estate and operating loans. The December 31, 2019 balance included approximately $197.5 million of commercial real estate and operating loans, $40.4 million of consumer one-to-four family real estate and other loans, and $12.7 million of agricultural real estate and operating loans.
(2) The Company updated the presentation of its loan and lease table beginning in the fiscal 2020 first quarter. The new presentation includes a new category called term lending. Certain balances previously included in the asset based lending and lease financing categories were reclassified into the new term lending category during the fiscal 2020 first quarter. Prior period balances have been conformed to the new presentation.
(3) As of September 30, 2020, the remaining balance of acquired loans and leases from the acquisition of Crestmark Bancorp, Inc. ("Crestmark") and its bank subsidiary, Crestmark Bank (the "Crestmark Acquisition") was $149.1 million and the remaining balances of the credit and interest rate mark discounts related to the acquired loans and leases held for investment were $2.8 million and $2.3 million, respectively. On August 1, 2018, the Company acquired loans and leases from the Crestmark Acquisition totaling $1.06 billion and recorded related credit and interest rate mark discounts of $12.3 million and $6.0 million, respectively.

The Company's investment security balances at September 30, 2020 totaled $1.36 billion, as compared to $1.27 billion at June 30, 2020 and $1.41 billion at September 30, 2019. The increase in balances at September 30, 2020 compared to June 30, 2020 was due to an increase in mortgage-backed securities of $114.4 million as the Company utilized its growing deposit base to fund investment securities.

Total gross loans and leases decreased $337.3 million, or 9%, to $3.31 billion at September 30, 2020, from $3.65 billion at September 30, 2019, with most of the decline attributable to the sale of community bank loan balances during the second and fourth quarters of fiscal 2020 along with a decrease in the consumer finance portfolio, partially offset by growth in the commercial finance and warehouse finance portfolios.
At September 30, 2020, commercial finance loans, which comprised 70% of the Company's gross loan and lease portfolio, totaled $2.31 billion, reflecting growth of $149.1 million, or 7%, from June 30, 2020. The increase in commercial finance loans was primarily due to increases in factoring and term lending loans of $74.8 million and $66.9 million, respectively, partially offset by a $21.2 million decrease in insurance premium finance loans. Warehouse finance loans totaled $293.4 million at September 30, 2020, a 6% increase from June 30, 2020.
Community bank loans held for investment totaled $485.6 million as of September 30, 2020, as compared to $799.4 million at June 30, 2020 and $1.20 billion at September 30, 2019. On August 4, 2020 and September 17, 2020, the Company sold an additional $58.6 million and $76.4 million, respectively, of the retained Community Bank portfolio to Central Bank. The sales did not result in any material gain to the Company. As of September 30, 2020, the Company had $130.1 million of community bank loans classified as held for sale and expects to sell those loans during the first quarter of fiscal year 2021.
Asset Quality
The Company’s allowance for loan and lease losses was $56.2 million at September 30, 2020, compared to $65.7 million at June 30, 2020 and $29.1 million at September 30, 2019. The decrease in the allowance at September 30, 2020 when compared to June 30, 2020, was primarily due to reductions of $11.4 million within the tax services portfolio and $0.6 million in the consumer finance portfolio, partially offset by increases within the retained community bank and commercial finance portfolios of $1.9 million and $0.5 million, respectively.
The year over year increase in the allowance was primarily driven by a $15.3 million increase within the commercial finance portfolio and $14.2 million increase within the retained community banking portfolio, partially offset by a reduction in the consumer lending portfolio of $2.5 million.
The following table presents the Company's allowance for loan and lease losses as a percentage of its total loans and leases.

	As of the Period Ended
(Unaudited)	September 30, 2020	June 30, 2020	September 30, 2019

Commercial finance	1.30%	1.36%	0.76%
Consumer finance	1.64%	1.75%	2.30%
Tax services	0.06%	59.67%	—%
Warehouse finance	0.10%	0.10%	0.10%
National Lending	1.20%	1.68%	0.86%
Community Bank	4.59%	2.55%	0.68%
Total loans and leases	1.70%	1.88%	0.80%

The Company's allowance for loan and lease losses as a percentage of total loans and leases decreased to 1.70% at September 30, 2020 from 1.88% at June 30, 2020. This reduction was primarily due to seasonal charge-off activity within the tax services portfolio, and to a lesser extent, a lower coverage ratio within the commercial finance portfolio. The commercial finance coverage ratio decreased as a result of the Company's continued assessment of the risks associated with the ongoing COVID-19 pandemic. The decrease in the total Company coverage ratio was partially offset by an increase to the coverage ratio within the retained community bank portfolio due to identified risks impacting its movie theater relationships stemming from the ongoing COVID-19 pandemic. Consumer finance and warehouse finance remained largely unchanged due in part to the structure of the credit protections in place. The Company expects to continue to diligently monitor the allowance for loan and lease losses and adjust as necessary in future periods to maintain an appropriate and supportable level.

When adding the $2.8 million balance of the credit mark to the allowance for loan and lease losses, the commercial finance coverage ratio increases to 1.41% and the total loans and leases coverage ratio increases to 1.77%, as of September 30, 2020. Within commercial finance, the coverage ratio on Crestmark division loans and leases was 1.42% at September 30, 2020, as compared to 1.52% at June 30, 2020 and 0.88% at September 30, 2019, and the coverage ratio on the insurance premium finance portfolio over those same periods were 0.63%, 0.66%, and 0.28%, respectively.
Activity in the allowance for loan and lease losses for the periods presented were as follows.

(Unaudited)	Three Months Ended			Year Ended
	September 30, 2020	June 30, 2020	September 30, 2019	September 30, 2020	September 30, 2019
(Dollars in thousands)
Beginning balance	$65,747	$65,355	$43,505	$29,149	$13,040
Provision - tax services loans	1,599	(100)	(9)	22,006	24,873
Provision - all other loans and leases	7,381	15,193	4,130	42,770	30,776
Charge-offs - tax services loans	(13,037)	(9,797)	(15,426)	(22,834)	(25,096)
Charge-offs - all other loans and leases	(6,015)	(5,807)	(3,351)	(18,927)	(17,758)
Recoveries - tax services loans	3	14	10	830	223
Recoveries - all other loans and leases	510	889	290	3,194	3,091
Ending balance	$56,188	$65,747	$29,149	$56,188	$29,149

Provision for loan and lease losses was $9.0 million for the quarter ended September 30, 2020, compared to $4.1 million for the comparable period in the prior fiscal year. The increase in provision was primarily within the retained community bank, tax services, and commercial finance portfolios, partially offset by a decrease in the consumer finance portfolio. Provision increases in the community bank and commercial finance portfolios were primarily attributable to movie theater, hospitality, and small ticket equipment finance relationships that have experienced ongoing stress related to the COVID-19 pandemic. Additional provisions were also applied to loans and leases that received short-term payment deferrals. Net charge-offs were $18.5 million for the quarter ended September 30, 2020 compared to $18.5 million for the quarter ended September 30, 2019. Total net charge-offs for the quarter ended September 30, 2020 consisted primarily of seasonal net charge-offs of $13.0 million in the tax services loan portfolio.
The Company's past due loans and leases were as follows for the periods presented.

As of September 30, 2020	Accruing and Nonaccruing Loans and Leases						Nonperforming Loans and Leases
(Dollars in Thousands)	30-59 Days Past Due	60-89 Days Past Due	> 89 Days Past Due	Total Past Due	Current	Total Loans and Leases Receivable	> 89 Days Past Due and Accruing	Non-accrual balance	Total

Commercial finance	$13,338	$14,345	$16,663	$44,346	$2,263,638	$2,307,984	$7,400	$21,553	$28,953
Consumer finance	977	894	872	2,743	221,408	224,151	872	—	872
Tax services	—	—	1,743	1,743	1,323	3,066	1,744	—	1,744
Warehouse finance	—	—	—	—	293,375	293,375	—	—	—
Total National Lending	14,315	15,239	19,278	48,832	2,779,744	2,828,576	10,016	21,553	31,569
Total Community Banking	905	114	2,449	3,468	482,096	485,564	50	2,399	2,449
Total loans and leases held for investment	$15,220	$15,353	$21,727	$52,300	$3,261,840	$3,314,140	$10,066	$23,952	$34,018

As of June 30, 2020	Accruing and Nonaccruing Loans and Leases						Nonperforming Loans and Leases
(Dollars in Thousands)	30-59 Days Past Due	60-89 Days Past Due	> 89 Days Past Due	Total Past Due	Current	Total Loans and Leases Receivable	> 89 Days Past Due and Accruing	Non-accrual balance	Total

Commercial finance	$13,865	$16,005	$27,150	$57,020	$2,101,885	$2,158,905	$8,635	$22,285	$30,920
Consumer finance	650	623	909	2,182	239,403	241,585	909	—	909
Tax services	—	19,168	—	19,168	—	19,168	—	—	—
Warehouse finance	—	—	—	—	277,614	277,614	—	—	—
Total National Lending	14,515	35,796	28,059	78,370	2,618,902	2,697,272	9,544	22,285	31,829
Total Community Banking	4,910	625	6,885	12,420	787,017	799,437	4,995	2,470	7,465
Total loans and leases held for investment	$19,425	$36,421	$34,944	$90,790	$3,405,919	$3,496,709	$14,539	$24,755	$39,294

The Company's nonperforming assets at September 30, 2020, were $48.0 million, representing 0.79% of total assets, compared to $56.1 million, or 0.64% of total assets at June 30, 2020 and $56.5 million, or 0.91% of total assets at September 30, 2019. The decrease in nonperforming assets on a linked quarter basis was primarily driven by a decrease in nonperforming operating leases, a decrease in community bank nonperforming loans, and a decrease in commercial finance nonperforming loans and leases, partially offset by an increase in foreclosed and repossessed assets and an increase in nonperforming tax services loans. The year-over-year decrease in nonperforming assets was primarily driven by a reduction in foreclosed and repossessed assets, partially offset by an increase in nonperforming loans and leases within the commercial finance and community bank portfolios, as well as an increase in nonperforming operating leases. The increase in nonperforming assets as a percentage of total assets at September 30, 2020 was primarily due to lower period-end assets, when compared to June 30, 2020.
The Company's nonperforming loans and leases at September 30, 2020, were $34.0 million, representing 0.97% of total gross loans and leases, compared to $39.3 million, or 1.10% of total gross loans and leases at June 30, 2020 and $26.5 million, or 0.70% of total gross loans and leases at September 30, 2019.
At September 30, 2020, the balance of the Company's loans and leases past due 30 days or greater decreased 42% to $52.3 million when compared to June 30, 2020. When excluding tax services loans, the balance of loans and leases past due 30 days or greater decreased to $50.6 million at September 30, 2020 from $71.6 million at June 30, 2020. Loan and lease balances that were within their active deferment period decreased to $170.0 million at September 30, 2020 from $292.2 million at June 30, 2020.
Adoption of Current Expected Credit Losses ("CECL") Accounting Standard
The Company adopted CECL effective October 1, 2020, and expects its day one entry to increase the allowance for credit losses to be between $13 million and $14 million. Aside from the loan and lease portfolio, management does not expect any other meaningful impacts on the balance sheet or regulatory capital ratios in the near term based on the election of the two-year delay and the five-year total transition period as allowed by the Office of the Comptroller of the Currency.
Deposits, Borrowings and Other Liabilities
Total average deposits for the fiscal 2020 fourth quarter increased by $1.89 billion to $6.47 billion compared to the same period in fiscal 2019, primarily due to the effects of the EIP program. Average noninterest-bearing deposits increased $3.01 billion, or 116%, for the fiscal 2020 fourth quarter when compared to the same period in fiscal 2019, while average wholesale deposits decreased $1.03 billion, or 65%. Average deposits from the payments divisions increased 121% to $5.82 billion for the fiscal 2020 fourth quarter when compared to the same period in fiscal 2019. Excluding the balances on the EIP cards, average payments deposits for the fiscal 2020 fourth quarter were $4.20 billion, representing an increase of 60% compared to the same period of the prior year, which was largely driven by stimulus payments loaded on various partner cards along with lower levels of consumer spending.
The average balance of total deposits and interest-bearing liabilities was $6.66 billion for the three-month period ended September 30, 2020, compared to $5.15 billion for the same period in the prior fiscal year, representing an increase of 29%.

Total end-of-period deposits increased 10% to $4.98 billion at September 30, 2020, compared to $4.52 billion at September 30, 2019. The increase in end-of-period deposits was primarily driven by an increase in noninterest bearing deposits of $2.00 billion, of which $942.2 million was attributable to the balances on the EIP cards. The increase in total end-of-period deposits was partially offset by a decrease of $1.09 billion in wholesale deposits, as well as the sale of $290.5 million of community bank deposits during the second quarter of fiscal 2020.

Regulatory Capital
The Company and MetaBank remained above the federal regulatory minimum capital requirements at September 30, 2020 and continued to be classified as well-capitalized institutions. Regulatory capital ratios of the Company and the Bank are stated in the table below.
The tables below include certain non-GAAP financial measures that are used by investors, analysts and bank regulatory agencies to assess the capital position of financial services companies. Management reviews these measures along with other measures of capital as part of its financial analysis.

As of the dates indicated	September 30, 2020	June 30, 2020	March 31, 2020	December 31, 2019	September 30, 2019
Company
Tier 1 leverage capital ratio	6.58%	5.91%	7.28%	8.28%	8.33%
Common equity Tier 1 capital ratio	11.78%	11.51%	10.27%	10.10%	10.35%
Tier 1 capital ratio	12.18%	11.90%	10.63%	10.46%	10.71%
Total capital ratio	15.30%	14.99%	13.61%	12.74%	13.01%
MetaBank
Tier 1 leverage capital ratio	7.56%	6.89%	8.52%	9.70%	9.65%
Common equity Tier 1 capital ratio	13.96%	13.82%	12.39%	12.18%	12.31%
Tier 1 capital ratio	14.00%	13.86%	12.44%	12.24%	12.37%
Total capital ratio	15.26%	15.12%	13.69%	12.90%	13.02%

The following table provides the non-GAAP financial measures used to compute certain of the ratios included in the table above, as well as a reconciliation of such non-GAAP financial measures to the most directly comparable financial measure in accordance with GAAP:

Standardized Approach(1)	September 30, 2020	June 30, 2020	March 31, 2020	December 31, 2019	September 30, 2019
(Dollars in Thousands)
Total stockholders' equity	$847,308	$829,909	$805,074	$837,068	$843,958
Adjustments:
LESS: Goodwill, net of associated deferred tax liabilities	302,396	302,814	303,625	304,020	304,020
LESS: Certain other intangible assets	40,964	42,865	44,909	47,855	50,501
LESS: Net deferred tax assets from operating loss and tax credit carry-forwards	18,361	10,360	11,589	16,876	15,569
LESS: Net unrealized gains (losses) on available-for-sale securities	17,762	8,382	2,337	3,897	6,458
LESS: Non-controlling interest	3,603	3,787	3,762	4,305	4,047
Common Equity Tier 1(1)	464,222	461,701	438,852	460,115	463,363
Long-term borrowings and other instruments qualifying as Tier 1	13,661	13,661	13,661	13,661	13,661
Tier 1 minority interest not included in common equity tier 1 capital	1,894	1,894	2,036	2,372	2,350
Total Tier 1 Capital	479,777	477,256	454,549	476,148	479,374
Allowance for loan and lease losses	49,343	50,338	53,580	30,239	29,272
Subordinated debentures (net of issuance costs)	73,807	73,765	73,724	73,684	73,644
Total qualifying capital	$602,927	$601,359	$581,853	$580,071	$582,290
(1) Capital ratios were determined using the Basel III capital rules that became effective on January 1, 2015. Basel III revised the definition of capital, increased minimum capital ratios, and introduced a minimum CET1 ratio; those changes are being fully phased in through the end of 2021.

The following table provides a reconciliation of tangible common equity and tangible common equity excluding accumulated other comprehensive income ("AOCI"), each of which is used in calculating tangible book value data, to Total Stockholders' Equity. Each of tangible common equity and tangible common equity excluding AOCI is a non-GAAP financial measure that is commonly used within the banking industry.

	September 30, 2020	June 30, 2020	March 31, 2020	December 31, 2019	September 30, 2019
(Dollars in Thousands)
Total Stockholders' Equity	$847,308	$829,909	$805,074	$837,068	$843,958
Less: Goodwill	309,505	309,505	309,505	309,505	309,505
Less: Intangible assets	41,692	43,974	46,766	50,151	52,810
Tangible common equity	496,111	476,430	448,803	477,412	481,643
Less: Accumulated other comprehensive income (loss) ("AOCI")	17,542	7,995	1,654	3,895	6,339
Tangible common equity excluding AOCI	$478,569	$468,435	$447,149	$473,517	$475,304

Conference Call
The Company will host a conference call and earnings webcast at 4:00 p.m. Central Time (5:00 p.m. Eastern Time) on Wednesday, October 28, 2020. The live webcast of the call can be accessed from Meta’s Investor Relations website at www.metafinancialgroup.com. Telephone participants may access the live conference call by dialing (844) 461-9934 beginning approximately 10 minutes prior to start time. Please ask to join the Meta Financial conference call, and provide conference ID 3938037 upon request. International callers should dial (636) 812-6634. A webcast replay will also be archived at www.metafinancialgroup.com for one year.

Forward-Looking Statements
The Company and MetaBank may from time to time make written or oral “forward-looking statements,” including statements contained in this press release, the Company’s filings with the SEC, the Company’s reports to stockholders, and in other communications by the Company and MetaBank, which are made in good faith by the Company pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995.
You can identify forward-looking statements by words such as “may,” “hope,” “will,” “should,” “expect,” “plan,” “anticipate,” “intend,” “believe,” “estimate,” “predict,” “potential,” “continue,” “could,” “future,” or the negative of those terms, or other words of similar meaning or similar expressions. You should carefully read statements that contain these words because they discuss our future expectations or state other “forward-looking” information. These forward-looking statements are based on information currently available to us and assumptions about future events, and include statements with respect to the Company’s beliefs, expectations, estimates, and intentions, which are subject to significant risks and uncertainties, and are subject to change based on various factors, some of which are beyond the Company’s control. Such risks, uncertainties and other factors may cause our actual growth, results of operations, financial condition, cash flows, performance and business prospects and opportunities to differ materially from those expressed in, or implied by, these forward-looking statements. Such statements address, among others, the following subjects: future operating results; expectations in connection with the impact of the ongoing COVID-19 pandemic and related government actions on our business, our industry and the capital markets; customer retention; loan and other product demand; expectations concerning acquisitions and divestitures; new products and services, including those offered by Meta Payment Systems, Refund Advantage, EPS Financial and Specialty Consumer Services divisions; credit quality; the level of net charge-offs and the adequacy of the allowance for loan and lease losses; technology; and the Company's employees. The following factors, among others, could cause the Company's financial performance and results of operations to differ materially from the expectations, estimates, and intentions expressed in such forward-looking statements: maintaining our executive management team; expected growth opportunities may not be realized or may take longer to realize than expected; the potential adverse effects of the ongoing COVID-19 pandemic and any governmental or societal responses thereto, or other unusual and infrequently occurring events; actual changes in interest rates and the Fed Funds rate; additional changes in tax laws; the strength of the United States' economy, in general, and the strength of the local economies in which the Company operates; changes in, trade, monetary, and fiscal policies and laws, including interest rate policies of the Federal Reserve; inflation, market, and monetary fluctuations; the timely and efficient development of, and acceptance of, new products and services offered by the Company or its strategic partners, as well as risks (including reputational and litigation) attendant thereto, and the perceived overall value of these products and services by users; the risks of dealing with or utilizing third parties, including, in connection with the Company’s refund advance business, the risk of reduced volume of refund advance loans as a result of reduced customer demand for or usage of Meta’s strategic partners’ refund advance products; our relationship with, and any actions which may be initiated by, our regulators; the impact of changes in financial services laws and regulations, including, but not limited to, laws and regulations relating to the tax refund industry and the insurance premium finance industry and recent and potential changes in response to the COVID-19 pandemic such as the CARES Act and the rules and regulations that may be promulgated thereunder; technological changes, including, but not limited to, the protection of our electronic systems and information; the impact of acquisitions and divestitures; litigation risk; the growth of the Company’s business, as well as expenses related thereto; continued maintenance by MetaBank of its status as a well-capitalized institution, particularly in light of our deposit base, a portion of which has been characterized as “brokered;” changes in consumer spending and saving habits; losses from fraudulent or illegal activity; technological risks and developments and cyber threats, attacks, or events; and the success of the Company at maintaining its high quality asset level and managing and collecting assets of borrowers in default should problem assets increase.
The foregoing list of factors is not exclusive. We caution you not to place undue reliance on these forward-looking statements. The forward-looking statements included in this press release speak only as of the date hereof. Additional discussions of factors affecting the Company’s business and prospects are reflected under the caption “Risk Factors” and in other sections of the Company’s Annual Report on Form 10-K for the Company’s fiscal year ended September 30, 2019, and in other filings made with the SEC. The Company expressly disclaims any intent or obligation to update any forward-looking statements, whether written or oral, that may be made from time to time by or on behalf of the Company or its subsidiaries, whether as a result of new information, changed circumstances, or future events or for any other reason.

Condensed Consolidated Statements of Financial Condition (Unaudited)
(Dollars in Thousands, Except Share Data)

ASSETS	September 30, 2020	June 30, 2020	March 31, 2020	December 31, 2019	September 30, 2019
Cash and cash equivalents	$427,367	$3,108,141	$108,733	$152,189	$126,545
Investment securities available for sale, at fair value	814,495	825,579	840,525	852,603	889,947
Mortgage-backed securities available for sale, at fair value	453,607	338,250	355,094	362,120	382,546
Investment securities held to maturity, at cost	87,183	98,205	108,105	116,313	127,582
Mortgage-backed securities held to maturity, at cost	5,427	6,382	6,752	6,804	7,182
Loans held for sale	183,577	79,905	13,610	264,266	148,777
Loans and leases	3,322,765	3,502,646	3,618,924	3,590,474	3,658,847
Allowance for loan and lease losses	(56,188)	(65,747)	(65,355)	(30,176)	(29,149)
Federal Reserve Bank and Federal Home Loan Bank stocks, at cost	27,138	31,836	29,944	13,796	30,916
Accrued interest receivable	16,628	17,545	16,958	18,687	20,400
Premises, furniture, and equipment, net	41,608	40,361	38,871	38,671	45,932
Rental equipment, net	205,964	216,336	200,837	211,673	208,537
Bank-owned life insurance	92,315	91,697	91,081	90,458	89,827
Foreclosed real estate and repossessed assets	9,957	6,784	7,249	1,328	29,494
Goodwill	309,505	309,505	309,505	309,505	309,505
Intangible assets	41,692	43,974	46,766	50,151	52,810
Prepaid assets	8,328	6,806	9,727	14,813	9,476
Deferred taxes	17,723	15,944	20,887	19,752	18,884
Other assets	82,983	104,877	85,652	97,499	54,832

Total assets	$6,092,074	$8,779,026	$5,843,865	$6,180,926	$6,182,890

LIABILITIES AND STOCKHOLDERS’ EQUITY

LIABILITIES
Deposits held for sale	$—	$—	$—	$288,975	$—
Deposits:
Noninterest-bearing checking	4,356,630	6,537,809	2,900,484	2,927,967	2,358,010
Interest-bearing checking	157,571	187,003	152,504	67,642	185,768
Savings deposits	47,866	55,896	37,615	17,436	49,773
Money market deposits	48,494	40,811	37,266	42,286	76,911
Time certificates of deposit	20,223	25,000	25,492	23,454	109,275
Wholesale deposits	348,416	743,806	809,043	1,438,820	1,557,268
Total deposits	4,979,200	7,590,325	3,962,404	4,517,605	4,337,005
Short-term borrowings	—	—	717,000	194,000	646,019
Long-term borrowings	98,224	209,781	211,353	213,070	215,838
Accrued interest payable	1,923	4,332	3,607	6,620	9,414
Accrued expenses and other liabilities	165,419	144,679	144,427	123,588	130,656
Total liabilities	5,244,766	7,949,117	5,038,791	5,343,858	5,338,932

STOCKHOLDERS’ EQUITY
Preferred stock	—	—	—	—	—
Common stock, $.01 par value	344	346	346	372	378
Common stock, Nonvoting, $.01 par value	—	—	—	—	—
Additional paid-in capital	594,569	592,693	590,682	587,678	580,826
Retained earnings	234,927	228,500	212,027	244,005	252,813
Accumulated other comprehensive income	17,542	7,995	1,654	3,895	6,339
Treasury stock, at cost	(3,677)	(3,412)	(3,397)	(3,187)	(445)
Total equity attributable to parent	843,705	826,122	801,312	832,763	839,911
Noncontrolling interest	3,603	3,787	3,762	4,305	4,047
Total stockholders’ equity	847,308	829,909	805,074	837,068	843,958

Total liabilities and stockholders’ equity	$6,092,074	$8,779,026	$5,843,865	$6,180,926	$6,182,890

Consolidated Statements of Operations (Unaudited)
(Dollars in Thousands, Except Share and Per Share Data)

	Three Months Ended			Year Ended
	September 30, 2020	June 30, 2020	September 30, 2019	September 30, 2020	September 30, 2019
Interest and dividend income:
Loans and leases, including fees	$62,022	$59,911	$70,628	$261,128	$274,528
Mortgage-backed securities	1,877	2,269	2,768	9,028	11,390
Other investments	4,508	5,226	7,432	22,685	39,811
	68,407	67,406	80,828	292,841	325,729
Interest expense:
Deposits	1,904	3,130	10,917	22,616	46,648
FHLB advances and other borrowings	1,990	2,139	4,294	11,187	14,874
	3,894	5,269	15,211	33,803	61,522

Net interest income	64,513	62,137	65,617	259,038	264,207

Provision for loan for lease losses	8,980	15,093	4,121	64,776	55,650

Net interest income after provision for loan and lease losses	55,533	47,044	61,496	194,262	208,557

Noninterest income:
Refund transfer product fees	2,335	4,595	639	36,061	39,198
Tax advance product fees	(14)	28	(70)	31,826	34,687
Payments card and deposit fees	21,422	21,302	20,276	87,379	87,130
Other bank and deposit fees	228	214	492	1,310	1,942
Rental income	10,144	11,231	10,886	44,826	41,053
Gain on sale of securities available-for-sale, net	51	—	80	51	729
Gain on divestitures	—	—	—	19,275	—
Gain (loss) on sale of other	3,455	1,214	1,715	4,425	7,831
Other income	3,129	2,464	1,962	14,641	9,975
Total noninterest income	40,750	41,048	35,980	239,794	222,545

Noninterest expense:
Compensation and benefits	35,616	32,102	38,461	136,247	155,811
Refund transfer product expense	162	(139)	48	7,644	7,526
Tax advance product expense	(97)	(11)	1	2,723	3,102
Card processing	6,524	7,128	5,008	25,956	23,677
Occupancy and equipment expense	6,826	6,502	7,265	26,995	28,071
Operating lease equipment depreciation	7,594	8,536	7,901	32,831	26,181
Legal and consulting	5,615	4,660	4,968	20,858	17,310
Intangible amortization	2,283	2,636	3,358	10,997	17,711
Impairment expense	1,232	—	—	1,982	9,660
Other expense	14,528	9,827	9,133	52,818	44,111
Total noninterest expense	80,283	71,241	76,143	319,051	333,160

Income before income tax expense	16,000	16,851	21,333	115,005	97,942

Income tax expense (benefit)	1,791	(2,426)	(130)	5,661	(3,374)

Net income before noncontrolling interest	14,209	19,277	21,463	109,344	101,316
Net income attributable to noncontrolling interest	1,051	1,087	1,268	4,624	4,312
Net income attributable to parent	$13,158	$18,190	$20,195	$104,720	$97,004

Earnings per common share
Basic	$0.38	$0.53	$0.53	$2.94	$2.49
Diluted	$0.38	$0.53	$0.53	$2.94	$2.49
Shares used in computing earnings per share
Basic	34,596,422	34,616,038	37,868,788	35,651,709	38,880,919
Diluted	34,596,422	34,623,114	37,912,616	35,651,709	38,921,637

Average Balances, Interest Rates and Yields
The following table presents, for the periods indicated, the total dollar amount of interest income from average interest-earning assets and the resulting yields, as well as the interest expense on average interest-bearing liabilities, expressed both in dollars and in rates. Only the yield/rate reflects tax-equivalent adjustments. Non-accruing loans and leases have been included in the table as loans carrying a zero yield.

Three Months Ended September 30,	2020			2019
(Dollars in Thousands)	Average Outstanding Balance	Interest Earned / Paid	Yield / Rate(1)	Average Outstanding Balance	Interest Earned / Paid	Yield / Rate(1)
Interest-earning assets:
Cash and fed funds sold	$1,960,020	$891	0.18%	$68,435	$505	2.93%
Mortgage-backed securities	394,456	1,877	1.89%	396,075	2,768	2.77%
Tax exempt investment securities	374,876	1,347	1.81%	555,285	2,743	2.48%
Asset-backed securities	331,939	1,241	1.49%	307,080	2,615	3.38%
Other investment securities	208,078	1,029	1.97%	204,695	1,569	3.04%
Total investments	1,309,349	5,494	1.78%	1,463,135	9,695	2.83%
Commercial finance loans and leases	2,240,591	42,390	7.53%	1,882,699	44,375	9.35%
Consumer finance loans	234,468	3,998	6.78%	381,165	8,268	8.61%
Tax services loans	16,651	5	0.13%	21,445	(13)	(0.25)%
Warehouse finance loans	287,294	4,378	6.06%	249,022	3,913	6.24%
National lending loans and leases	2,779,004	50,771	7.27%	2,534,331	56,543	8.85%
Community banking loans	757,993	11,251	5.91%	1,195,214	14,085	4.68%
Total loans and leases	3,536,997	62,022	6.98%	3,729,545	70,628	7.51%
Total interest-earning assets	$6,806,366	$68,407	4.02%	$5,261,115	$80,828	6.15%
Non-interest-earning assets	866,407			869,171
Total assets	$7,672,773			$6,130,286

Interest-bearing liabilities:
Interest-bearing checking(2)	$186,952	$—	—%	$155,099	$136	0.35%
Savings	52,616	1	0.01%	49,846	9	0.07%
Money markets	41,179	32	0.31%	71,793	157	0.86%
Time deposits	21,947	92	1.66%	115,036	601	2.07%
Wholesale deposits	562,828	1,779	1.26%	1,593,616	10,014	2.49%
Total interest-bearing deposits	865,522	1,904	0.88%	1,985,390	10,917	2.18%
Overnight fed funds purchased	—	—	—%	336,457	1,999	2.36%
FHLB advances	94,457	619	2.61%	115,707	713	2.44%
Subordinated debentures	73,779	1,147	6.19%	73,618	1,162	6.26%
Other borrowings	25,431	224	3.50%	45,302	420	3.68%
Total borrowings	193,667	1,990	4.09%	571,084	4,294	2.98%
Total interest-bearing liabilities	1,059,189	3,894	1.46%	2,556,474	15,211	2.36%
Noninterest-bearing deposits	5,601,052	—	—%	2,595,386	—	—%
Total deposits and interest-bearing liabilities	$6,660,241	$3,894	0.23%	$5,151,860	$15,211	1.17%
Other noninterest-bearing liabilities	164,766			144,703
Total liabilities	6,825,007			5,296,563
Shareholders' equity	847,766			833,723
Total liabilities and shareholders' equity	$7,672,773			$6,130,286
Net interest income and net interest rate spread including noninterest-bearing deposits		$64,513	3.79%		$65,617	4.98%

Net interest margin			3.77%			4.95%
Tax-equivalent effect			0.02%			0.05%
Net interest margin, tax-equivalent(3)			3.79%			5.00%
(1) Tax rate used to arrive at the TEY for the three months ended September 30, 2020 and 2019 was 21%.
(2) Of the total balance, $186.7 million are interest-bearing deposits where interest expense is paid by a third party and not by the Company.
(3) Net interest margin expressed on a fully-taxable-equivalent basis ("net interest margin, tax-equivalent") is a non-GAAP financial measure. The tax-equivalent adjustment to net interest income recognizes the estimated income tax savings when comparing taxable and tax-exempt assets and adjusting for federal and state exemption of interest income. The Company believes that it is a standard practice in the banking industry to present net interest margin expressed on a fully taxable equivalent basis and, accordingly, believes the presentation of this non-GAAP financial measure may be useful for peer comparison purposes.

Selected Financial Information

As of and For the Three Months Ended	September 30, 2020	June 30, 2020	March 31, 2020	December 31, 2019	September 30, 2019
Equity to total assets	13.91%	9.45%	13.78%	13.54%	13.65%
Book value per common share outstanding	$24.66	$23.96	$23.26	$22.52	$22.32
Tangible book value per common share outstanding	$14.44	$13.76	$12.97	$12.84	$12.74
Tangible book value per common share outstanding excluding AOCI	$13.93	$13.53	$12.92	$12.74	$12.57
Common shares outstanding	34,360,890	34,631,160	34,607,962	37,172,081	37,807,064
Non-performing assets to total assets	0.79%	0.64%	0.67%	0.48%	0.91%
Non-performing loans and leases to total loans and leases	0.97%	1.10%	0.87%	0.62%	0.70%
Net interest margin	3.77%	3.28%	4.78%	4.94%	4.95%
Net interest margin, tax-equivalent	3.79%	3.31%	4.82%	4.99%	5.00%
Return on average assets	0.69%	0.86%	3.16%	1.38%	1.32%
Return on average equity	6.21%	8.83%	25.15%	10.04%	9.69%
Full-time equivalent employees	1,015	999	992	1,088	1,186

Quarterly Amortization of Intangibles Expense

(Dollars in Thousands)	Actual	Anticipated
For the Three Months Ended	Sep 30, 2020	Dec 31, 2020	Mar 31, 2021	Jun 30, 2021	Sep 30, 2021	Dec 31, 2021	Mar 31, 2022	Jun 30, 2022	Sep 30, 2022

Amortization of intangibles(1)	$2,283	$2,014	$2,758	$2,014	$1,762	$1,489	$2,171	$1,177	$1,092
(1) These amounts are based upon the current reporting period’s intangible assets only.  This table makes no assumption for expenses related to future acquired intangible assets.

Non-GAAP Reconciliation

MetaBank Period-End Tier 1 Leverage	September 30, 2020
Total stockholders' equity	$933,430
Adjustments:
LESS: Goodwill, net of associated deferred tax liabilities	302,396
LESS: Certain other intangible assets	40,964
LESS: Net deferred tax assets from operating loss and tax credit carry-forwards	18,361
LESS: Net unrealized gains (losses) on available-for-sale securities	17,762
LESS: Non-controlling interest	3,603
Common Equity Tier 1	550,344
Tier 1 minority interest not included in common equity tier 1 capital	1,894
Total Tier 1 Capital	$552,238

Total Assets (Quarter Average)	$7,679,897
ADD: Available for sale securities amortized cost	(22,844)
ADD: Deferred tax	5,724
LESS: Deductions from CET1	361,721
Adjusted total assets	$7,301,056
MetaBank Regulatory Tier 1 Leverage	7.56%

Total Assets (Period End)	$6,095,030
ADD: Available for sale securities amortized cost	(23,718)
ADD: Deferred tax	5,956
LESS: Deductions from CET1	361,721
Adjusted total assets	$5,715,547
MetaBank Period-end Tier 1 Leverage	9.66%

About Meta Financial Group®
Meta Financial Group, Inc.® (Nasdaq: CASH) is a South Dakota-based financial holding company. Meta Financial Group’s banking subsidiary, MetaBank®, N.A., (“Meta”), is a leader in providing innovative financial solutions to consumers and businesses in under-served niche markets and believes in financial inclusion for all. Meta’s commercial lending division works with high-value niche industries, rapid-growth companies and technology adopters to grow their businesses and build more profitable customer relationships nationwide. Meta is one of the largest issuers of prepaid cards in the U.S., having issued more than a billion cards in partnership with banks, program managers, payments providers and other businesses, and offers a total payments services solution that includes ACH origination, wire transfers, and more. For more information, visit the Meta Financial Group website.

Investor Relations Contact:
Brittany Kelley Elsasser
Director of Investor Relations
605-362-2423
bkelley@metabank.com

Media Relations:
mediarelations@metabank.com